Exhibit 99.1
MabVax Therapeutics Announces Completion of Enrollment and Initial Patient Dosing in an Expanded Cohort of the Phase 1 Trial Evaluating MVT-5873 in Combination with First-Line Chemotherapy

– Company plans to announce interim safety and RECIST data Q1 2018 –

SAN DIEGO, December 20, 2017 – MabVax Therapeutics Holdings, Inc. (Nasdaq: MBVX), a clinical-stage biotechnology company focused on the development of antibody-based products to address unmet medical needs in the treatment of cancer, announced today the completion of enrollment and initial patient dosing in an expanded cohort of the Company’s Phase 1 trial evaluating MVT-5873 in combination with standard of care chemotherapy in newly diagnosed patients with pancreatic and other CA19-9 positive malignancies.

In October, the Company provided an update at the AACR-NCI-EORTC International Conference highlighting encouraging preliminary tumor response data when MVT-5873 was given in combination with nab-paclitaxel and gemcitabine in newly diagnosed patients with CA19-9 positive pancreatic cancer. At this meeting the Company reported that this dose was generally well tolerated in all subjects and that two of three subjects receiving 0.125 mg/kg MVT-5873 in combination with gemcitabine plus nab-paclitaxel had a partial response (“PR”). The Company expanded this cohort to further explore safety and potential response and is now reporting that it has completed enrollment in the 0.125 mg/kg expansion cohort.

This portion of the Company’s Phase 1 clinical trial is an open-label, multi-center nonrandomized dose escalation study evaluating the safety and maximum tolerated dose (“MTD”) and recommended Phase 2 dose of MVT-5873 in combination with a standard of care chemotherapy in subjects with pancreatic and other CA19-9 positive malignancies. Secondary objectives include evaluating tumor response rate by RECIST 1.1, duration of response, and to determine pharmacokinetics. Dr. Eileen O'Reilly, Associate Director of the David M. Rubenstein Center for Pancreatic Cancer Research, attending physician, member at Memorial Sloan Kettering Cancer Center and Professor of Medicine at Weill Cornell Medical College, is the lead investigator in the MVT-5873 Phase 1 clinical trial.

“We are pleased to have completed patient enrollment of the 0.125 mg/kg expansion cohort of our clinical development program evaluating MVT-5873 as a first line therapy with standard of care gemcitabine plus nab-paclitaxel. We plan to report interim safety and RECIST results from this study in the first quarter of 2018,” commented David Hansen, MabVax's President and Chief Executive Officer.

For additional information about the Phase 1 MVT-5873 clinical trial, please visit clinicaltrials.gov, and reference Identifier NCT02672917.

About MabVax:

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer. Our antibody MVT-5873, is a fully human IgG1 monoclonal antibody (mAb) that targets sialyl Lewis A (sLea), an epitope on CA19-9, and is currently in Phase 1 clinical trials as a therapeutic agent for patients with pancreatic cancer and other CA19-9 positive tumors. CA19-9 is expressed in over 90% of pancreatic cancers and in other diseases including small cell lung and GI cancers. CA19-9 plays an important role in tumor adhesion and metastasis, and is a marker of an aggressive cancer phenotype. CA19-9 serum levels are considered a valuable adjunct in the diagnosis, prognosis and treatment monitoring of pancreatic cancer. With our collaborators including Memorial Sloan Kettering Cancer Center, Sarah Cannon Research Institute, Honor Health and Imaging Endpoints, we have treated over 50 patients with either our therapeutic antibody designated as MVT-5873 or our PET imaging diagnostic product designated as MVT-2163 in Phase 1 clinical studies, and demonstrated early safety and specificity for the target. Patient dosing has commenced for our lead development program in Phase 1 clinical study of the Company's radioimmunotherapy product MVT-1075. For additional information, please visit the Company's website, www.mabvax.com.

Forward Looking Statements:

This press release on announcing the completion of enrollment and initial dosing of the last patient in the expansion cohort of the Phase 1 clinical trial evaluating MVT-5873 for the treatment of pancreatic and other CA19-9 positive malignancies contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to the Company's clinical trials and product development pipeline. We have no assurance that all the product development pipeline will be fully developed by the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2016, as amended and supplemented from time to time and the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact:

Jenene Thomas
Jenene Thomas Communications, LLC
Phone: 908-938-1475
Email: jtc@jenenethomascommunications.com

Media Contact:

Travis Kruse, Ph.D.
Russo Partners LLC
Phone: 212-845-4272
Email: travis.kruse@russopartnersllc.com